UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2014

NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51567	04-3454702
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Merrimack Street, Lawrence, MA		01843
(Address of principal executive offices)		(Zip Code)

(978) 687-4700
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 10, 2014, NxStage Medical, Inc. (“NxStage”) and substantially all of its wholly-owned U.S. subsidiaries (collectively, “Borrowers”) entered into a Credit Agreement with General Electric Capital Corporation and Silicon Valley Bank (together, “Lenders”) for a revolving credit facility of up to $35 million (“Agreement”). Availability of credit will be subject to a borrowing base that is calculated with reference to certain accounts receivable, inventory and equipment of NxStage. Borrowings under the Agreement may be repaid and reborrowed from time to time, and the Agreement will terminate, and any outstanding borrowings will mature, on June 9, 2019. Borrowings may be used for working capital, capital expenditures and other general corporate purposes of the Borrowers. The Agreement is secured by substantially all of the Borrowers’ assets.

NxStage generally may elect that each borrowing bear interest at an annual rate equal to (1) a LIBOR rate plus 2.5% or (2) a base rate plus 1.5%, where the base rate is the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.5% and (c) a LIBOR rate plus 1%.

The Agreement requires that while any borrowings are outstanding the Borrowers comply with certain financial covenants as well as certain negative covenants that, subject to certain exceptions, limit the Borrowers’ ability to, among other things, incur additional indebtedness or engage in a substantially different material line of business. The Agreement also contains customary representations and warranties and events of default, including payment defaults and certain breaches of representations and warranties, covenant defaults, events of bankruptcy, regulatory events, cross-defaults, judgments, and ownership changes. If such an event of default occurs, the Lenders would be entitled to take various actions, including the acceleration of amounts due under the Agreement and other actions permitted to be taken by a secured creditor.

There are no outstanding borrowings under the Agreement at this time.

In the ordinary course of their respective businesses, the Lenders and their affiliates have engaged, and may in the future engage, in commercial banking and financing transactions with NxStage and its affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NxStage Medical, Inc.

By: /s/ Matthew W. Towse
Matthew W. Towse
Chief Financial Officer
Date: June 16, 2014